FOR IMMEDIATE RELEASE

Contact: Duane Markus, CEO
Technology 80 Inc.
612-542-9545

Ze'ev Kirshenboim, CEO
ACS Electronics Ltd.
Israel
972-6-6546-440

ACS Electronics, Ltd. Terminates Merger with Technology 80 Inc.

Minneapolis, Minnesota; May 25, 1999: ACS Electronics, Ltd. terminated its agreement to acquire Technology 80 Inc. today, claiming a material adverse change in Technology 80's business in recent months. Technology 80 believes that there has not been a material adverse change, but does not intend to dispute ACS's termination of the merger agreement. ACS is obligated to pay Technology 80 a termination fee of $50,000 to cover a portion of Technology 80's expenses associated with the proposed transaction. The parties intend to continue discussions regarding a potential business relationship.

Technology 80 Inc. shareholders were scheduled to vote on the merger at a special meeting scheduled for 10:00 a.m. this morning. Technology 80 and ACS previously disclosed their intentions to close the proposed merger transaction on or before May 30, 1999. Under the terms of the agreement, Technology 80 Inc. shareholders were to receive $5.40 per share in cash and Technology 80 Inc.
was to become a subsidiary of ACS Electronics, Ltd.

Technology 80 Inc. previously distributed a Proxy Statement to its shareholders describing the proposed transaction and filed the Proxy Statement with the U.S. Securities and Exchange Commission.